Exhibit 99.2

MANAGEMENT COMMENTARY - THIRD QUARTER, 2010

November 3, 2010

Consolidated Results

Third quarter, 2010 net sales increased 12.5% to $92.8 million, up from $82.4 million in the third quarter of 2009.  The U.S. Consumer Direct segment continued to drive top-line growth, increasing 42.0%. Same-store sales increased 9.0%, an acceleration from the 6.7% increase in the second quarter of 2010.  U.S. Wholesale sales declined by 15.6% to $26.9 million, and International sales increased by 8.7% to $18.0 million in the third quarter.

Gross profit for the quarter was $57.6 million, or 62.1% of net sales, versus 64.7% of net sales in the third quarter of 2009. Gross margin declined for each business segment.

Selling, general and administrative expenses increased by $8.6 million to $39.2 million in the quarter. The majority of this increase was in the U.S. Consumer Direct segment, which increased its net sales at a higher rate than the increase in its SG&A. Total SG&A as a percentage of net sales was 42.2% compared to 37.1% in the third quarter of 2009.  The majority of the SG&A rate increase was due to infrastructure growth in the International segment.  Infrastructure projects include the start up of the joint venture in Germany, store openings in Tokyo and London, and the establishment of regional headquarters in Asia Pacific and the EMEA in the past year.

Operating income for the quarter was $18.4 million, or 19.8% of net sales, compared to $22.7 million, or 27.6% of net sales in the prior year period. The operating margin declined for each business segment, and the overall operating income decrease was primarily due to the decrease in the U.S. wholesale segment’s net sales.

The effective tax rate for the third quarter of 2010 was 36.1%, compared to 38.2% in the third quarter of 2009.  The Company anticipates an improvement in the 2010 effective tax rate primarily because the federal credit rate for manufacturing merchandise in the U.S. has increased in 2010.

Net income for the 2010 third quarter was $11.8 million, or $0.48 per diluted share, based on weighted average shares outstanding of 24.8 million shares, compared to net income of $14.1 million, or $0.58 per diluted share, based on weighted average shares outstanding of 24.2 million shares in the third quarter of 2009.

For the nine months ended September 30, 2010, net sales increased 15.9% to $252.8 million. Year-to-date U.S. Consumer Direct same-store sales increased 10.8%. On an adjusted basis, net income year to date was $30.5 million, or $1.23 per diluted share excluding costs related to the second quarter separation agreement, as compared to $32.7 million, or $1.35 per diluted share for the same year-ago period. The Company has provided a reconciliation of GAAP to adjusted results in its third quarter 2010 earnings release.

Balance Sheet

The Company ended the quarter with $127.7 million in cash and cash equivalents compared to $105.5 million as of December 31, 2009. The Company continues to carry no debt and expects to fund growth from internally generated cash reserves and current operations. Accounts receivable at the end of third quarter was $27.0 million or an $181,000 decrease from $27.2 million as of December 31, 2009 and a $1.5 million decrease from September 30, 2009.

Inventories at the end of the quarter were $51.6 million, an increase of $13.7 million or 36.3%, from the end of the third quarter of 2009.  Three quarters of the year-over-year inventory increase is attributed to the U.S. Consumer Direct segment.  This segment’s retail space increased by 36% in the past year.  On a per square foot basis, retail inventory, which includes the segment’s replenishment merchandise stored at our distribution center, increased 7.0%, consistent with the segment’s third quarter same store sales increase of 9.0%.

The remaining inventory increase was attributed to the International segment, including the inventory at the German joint venture.

Segment Overview

U.S. Consumer Direct net sales increased 42% to $46.3 million. The increase in U.S. Consumer Direct net sales was due primarily to the increase in the number of stores operated at the end of the quarter this year.  Same-store sales, which included 63 stores that were open for at least 12 months, increased 9.0%.

The Company opened eight stores in the third quarter of 2010, bringing the total store count to 89 stores as of September 30, 2010, compared to 66 at the end of the third quarter 2009. The store count was comprised of 65 full-price stores and 24 outlets. The Company expects to open an additional six stores in the fourth quarter, including full-priced stores opened in October at the Yorkdale Shopping Centre in Toronto, Canada and the Forum Shops at Caesars in Las Vegas.

The weighted average retail square footage for the third quarter was 157,967 square feet compared to 114,506 square feet for the third quarter of 2009. At the end of the quarter, the total retail square footage was 168,564 square feet.  A recap of the stores opened from July 1, 2010 to October 31, 2010 is attached to this commentary.

Other key metrics in the Consumer Direct segment include average selling price (ASP) in the full-price stores. The jeans ASP was $241 versus $262 a year ago. The decrease in ASP reflects the style shift to cleaner washes which were less expensive to produce. Sportswear sales made up 30% of the U.S. Consumer Direct sales, an increase from the 2009 rate of 26%.

Operating income within the U.S. Consumer Direct segment increased by 33.3% to $15.0 million. The decrease in the Consumer Direct segment’s operating margin to 32.4% in the third quarter of 2010 from 34.5% in the third quarter of 2009 is primarily due to the decrease in the gross margin resulting from the reduction in the initial markup on certain women’s jeans and an increase in outlet store markdowns to sell excess aged inventory.  As a percentage of U.S. Consumer Direct net sales, SG&A decreased to 39.6% in third quarter of 2010 from 40.1% in third quarter of 2009 primarily due to the same- store sales increase producing leverage on fixed costs.  The four-wall operating margin for Company stores was 36.4% in third quarter 2010 vs. 38.3% in third quarter 2009.

U.S. Wholesale net sales for the quarter declined by 15.6% to $26.9 million. The decrease in U.S. Wholesale net sales was driven primarily by a decrease in women’s sales to major department stores and a strategic reduction in sales to the Off-price channel.  Sales to Specialty accounts increased in the quarter.  And, men’s full price sales increased overall. The decrease in wholesale sales is partially attributable to lower average selling prices, and an overall decrease in women’s jean sales in the third quarter.

The U.S. Wholesale gross margin decreased to 50.4% in third quarter 2010 from 57.7% in third quarter 2009, resulting from sharper discounts to the Off-price channel to sell excess aged inventory as well as a reduced initial markup on women’s jeans in response to competitor and market pricing.

The decrease in the U.S. Wholesale segment’s operating margin to 11.0% in the third quarter 2010 from 29.0% in the third quarter 2009 was primarily due to the deleveraging of operating expenses resulting from the segment’s net sales decline as well as a 16% increase in operating expenses, including merchandise design and warehouse operations, to support company-wide growth plans.

International net sales increased 8.7% to $18.0 million.  Our newly formed joint venture in Germany accounted for half of this increase.  Net sales also increased in other markets, including Hong Kong, the United Kingdom, and Mexico. Sales growth for the quarter was below expectation due to management’s decision to terminate some non-exclusive distributors and take a more direct role in positioning the brand in international markets.

The International segment’s gross margin contracted by 520 basis points to 50.8% in third quarter 2010.  The decrease in gross margin was primarily driven by a significant decline in the gross margin earned on sales to Germany.  During third quarter 2010, the German JV’s sales primarily consisted of inventory purchased from our former distributor, resulting in a gross margin similar to what a distributor earns.  Initial inventory has sold through, and the segment’s gross margin is expected to normalize in fourth quarter 2010.

The $3.0 million increase in International SG&A was primarily due to the expansion of the International segment’s infrastructure. This expansion includes the operations of the joint venture based in Germany, new retails stores in Tokyo and London and a regional headquarters in Hong Kong.

The International segment’s operating margin decreased to 26.1% in third quarter 2010 from 47.1% in third quarter 2009 due to both the gross margin contraction and the additional SG&A spending associated with the planned international expansion.

True Religion Brand Jeans - Retail stores opened from 7/1/10 thru 10/31/10

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type

US Stores

1	Bridgewater Commons	Bridgewater	New Jersey	07/16/10	1,273	Branded Retail
2	Orlando Prime Outlets	Orlando	Florida	07/22/10	2,560	Outlet
3	Santa Monica Place	Santa Monica	California	08/06/10	1,939	Branded Retail
4	Santa Barbara - 935 State Street	Santa Barbara	California	08/12/10	1,559	Branded Retail
5	Seattle Premium Outlets	Tulalip	Washington	09/08/10	3,057	Outlet
6	Leesburg Corner Premium Outlets	Leesburg	Virginia	09/16/10	2,955	Outlet
7	Vacaville Premium Outlets	Vacaville	California	09/22/10	2,393	Outlet
8	Towson Town Center	Towson	Maryland	09/23/10	1,479	Branded Retail
9	Gilroy Premium Outlets	Gilroy	California	10/07/10	3,008	Outlet
10	Forum Shops	Las Vegas	Nevada	10/28/10	1,064	Branded Retail

International Stores

1	Cologne, Germany*	Cologne	Germany	08/01/10	1,400	Branded Retail
2	Yorkdale Shopping Centre	Toronto	Ontario, Canada	10/07/10	1,421	Branded Retail

*The store in Cologne, Germany was acquired on August 1, 2010. This store was originally opened in March 2010 by our distributor,

UNIFA Premium GmbH, which is now our partner in our joint venture based in Germany.